Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following registration statements (and amendments thereto):
(1) Registration Statement (Form S-3, No. 333-227932) of ANGI Homeservices Inc (Angi Inc.);

(2) Registration Statement (Form S-8, No. 333-220788) pertaining to the 2017 Stock and Annual Incentive Plan of ANGI Homeservices Inc. (Angi Inc.); and

(3) Registration Statement (Form S-4, No. 333-219064) of ANGI Homeservices Inc. (Angi Inc.)

of our reports dated February 29, 2024, with respect to the consolidated financial statements and schedule of Angi Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of Angi Inc. and subsidiaries, included in this Annual Report (Form 10-K) of Angi Inc. and subsidiaries for the year ended December 31, 2023.

/s/ ERNST & YOUNG LLP

New York, New York
February 29, 2024